Exhibit 99.1

NephroGenex Reports Third Quarter 2014 Financial Results

Conference Call and Webcast to be held Thursday, November 13, 2014 at 8 a.m. Eastern

RESEARCH TRIANGLE PARK, N.C., November 12, 2014 - NephroGenex, Inc. (NASDAQ: NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today reported financial results and business highlights for the third quarter ended September 30, 2014.

“NephroGenex made significant progress in the third quarter, as our clinical team continued to initiate clinical sites for our PIONEER Phase 3 study evaluating Pyridorin in diabetic nephropathy,” said Chief Executive Officer Pierre Legault. “We also reached agreement with the FDA on the design and conduct of the interim analysis for our Phase 3 trial, and made progress in our preclinical program studying intravenous Pyridorin as a treatment for acute kidney injury.”

Key Third Quarter 2014 Business Highlights

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Continued clinical site initiation and patient enrollment for our double blind, placebo-controlled Phase 3 trial to evaluate the safety and efficacy of Pyridorin in reducing the rate of renal disease progression in Type 2 diabetic patients.

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Reached agreement with the FDA on the design and conduct of the PYR-311 interim analysis. An unblinded, event-based endpoint analysis will be conducted on 600 patients who have received Pyridorin therapy for at least 6 months.

•	Neared completion of the Pyridorin TQT cardiac safety study. Patient dosing has been completed and the Company expects the final study report to be available by the end of the year.

•	Completed a preclinical study of intravenous Pyridorin for ischemic reperfusion induced acute kidney injury (AKI), demonstrating a substantial reduction in the level of renal injury.

Third Quarter 2014 Financial Results

•	Net cash, cash equivalents and short-term investments as of September 30, 2014 were approximately $26.6 million as compared to approximately $2.1 million as of December 31, 2013.

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Net Loss: NephroGenex reported a net loss of approximately $4.4 million, or $0.50 per common share (basic and diluted), for the three months ended September 30, 2014 as compared to $0.9 million, or $2.73 per share (basic and diluted) for the three months ended September 30, 2013. Average shares outstanding for the third quarter 2014 were 8.85 million shares versus 320,000 shares in the same quarter in 2013.

Exhibit 99.1

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Research & development expenses were approximately $3.1 million for the three months ended September 30, 2014 as compared to $0.45 million for the three months ended September 30, 2013 due to an increase in costs related to our Phase 3 clinical development activities for Pyridorin and an increase in personnel related expenses.

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General & administrative expenses were approximately $1.4 million for the three months ended September 30, 2014 as compared to approximately $0.23 million for the three months ended September 30, 2013, primarily due to increased personnel related expenses including non-cash compensation expense, increased costs for director and officer liability insurance, and other costs incurred for operating as a public company.

Upcoming Business Milestones

•	Continue to initiate clinical site operations and enroll patients in our Phase 3 Pyridorin trial;

•	Complete the Pyridorin TQT cardiac safety study analysis and issue the complete study report by the end of 2014;

•	On target to complete the EMA regulatory scientific advice procedure for our Pyridorin Phase 3 clinical program in the first quarter 2015;

•	Continue our preclinical program with intravenous Pyridorin for acute kidney injury.

Conference Call/Webcast Details
NephroGenex will host a conference call and webcast Thursday, November 13 at 8:00 a.m. Eastern to discuss the Company's financial results and provide a business update. To access the call, participants should dial (844) 831-3030 (U.S. domestic) and (315) 625-6887 (international) at least 10 minutes prior to the start of the call, using passcode 28276479. The event will be webcast live and can also be accessed on the Company’s website at http://nephrogenex.investorhq.businesswire.com/events-calendar. A replay will be available on the website with the same link approximately 2 hours after the event for 30 days.

About Diabetic Nephropathy
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.

About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies.

Exhibit 99.1

About NephroGenex, Inc.
NephroGenex (NASDAQ: NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.
Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under "Part I-Item 1A-Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.

Exhibit 99.1

NephroGenex, Inc.

Balance Sheets
(in thousands except share and per share information)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$8,016	$2,132
Short-term investments	18,606	—
Prepaid expenses and other assets	332	12
Total current assets	26,954	2,144

Property and equipment, net	15	11
Deferred initial public offering costs	—	461
Other assets	183	4
Total assets	$27,152	$2,620

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,442	$48
Accrued and other liabilities	1,518	1,858
Preferred stock warrant liability	—	6,983
Convertible notes payable	—	7,917
Total current liabilities	2,960	16,806

Stockholders’ equity (deficit)
Series A preferred stock: $.001 par value; 32,690,676 shares authorized; 0 and 23,688,396 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	—	24
Preferred stock; $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.001 par value; 100,000,000 shares authorized; 8,855,114 and 319,882 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	9	—
Additional paid-in capital	76,733	26,789
Accumulated other comprehensive loss	(13)	—
Accumulated deficit	(52,537)	(40,999)
Total stockholders’ equity (deficit)	24,192	(14,186)
Total liabilities and stockholders’ equity (deficit)	$27,152	$2,620

Exhibit 99.1

NephroGenex, Inc.

Statements of Comprehensive Loss
(in thousands except share and per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Expenses:
Research and development	$3,077	$449	$7,409	$935
General and administrative	1,350	230	3,945	522
Total expenses	4,427	679	11,354	1,457

Loss from operations	(4,427)	(679)	(11,354)	(1,457)
Other income (expense):
Change in value of preferred stock warrants	—	(95)	(140)	(436)
Interest expense	—	(100)	(78)	(258)
Interest income	12	—	34	—
Net loss	$(4,415)	$(874)	$(11,538)	$(2,151)

Net loss per share – basic and diluted	$(0.50)	$(2.73)	$(1.55)	$(6.72)

Weighted average shares outstanding – basic and diluted	8,855,114	319,882	7,488,208	319,882

Other comprehensive loss:
Net loss	$(4,415)	$(874)	$(11,538)	$(2,151)
Unrealized gain/(loss) on short-term investments	24	—	(13)	—
Comprehensive loss	$(4,391)	$(874)	$(11,551)	$(2,151)

CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com